Filed Pursuant to Rule 424(b)(3)

Securities Act File No. 333-291739

Investment Company Act File No. 811-22437

SUPPLEMENT

(To the Prospectus and Prospectus Supplement, each dated November 21, 2025)

Supplement Dated December 15, 2025

to the currently effective Prospectus and Prospectus Supplement, each as may be further supplemented from time to time, for Guggenheim Strategic Opportunities Fund (the “Fund”)

This supplement provides updated information beyond that contained in the Prospectus and Prospectus Supplement and should be read in conjunction with the foregoing documents.

On December 15, 2025, The Bank of New York Mellon (“BNY”) replaced MUFG Investor Services (US) LLC (“MUFG”) as administrator and fund accounting agent to the Fund.

Pursuant to a Fund Accounting and Administration Agreement with the Fund, as may be amended and/or restated from time to time, BNY performs administrative functions and bookkeeping, accounting and pricing functions for the Fund. For these services, BNY receives a fee, accrued daily and paid monthly, based on average daily net assets of the Fund, subject to a minimum fee per year. The Fund also reimburses BNY for certain out-of-pocket expenses.

In view of the foregoing, references to MUFG as administrator and fund accounting agent to the Fund are hereby replaced with BNY as the context requires.

Please Retain This Supplement for Future Reference

SUPP-PRO-GOFx1225

SUPPLEMENT

(TO THE STATEMENT OF ADDITIONAL INFORMATION DATED NOVEMBER 21, 2025)

Supplement Dated December 15, 2025

to the currently effective Statement of Additional Information, as may be supplemented from time to time, (the “SAI”) for Guggenheim Strategic Opportunities Fund (the “Fund”)

This supplement provides updated information beyond that contained in the SAI and should be read in conjunction with the SAI.

On December 15, 2025, The Bank of New York Mellon (“BNY”) replaced MUFG Investor Services (US) LLC (“MUFG”) as administrator and fund accounting agent to the Fund.

Pursuant to a Fund Accounting and Administration Agreement with the Fund, as may be amended and/or restated from time to time, BNY performs administrative functions and bookkeeping, accounting and pricing functions for the Fund. For these services, BNY receives a fee, accrued daily and paid monthly, based on average daily net assets of the Fund, subject to a minimum fee per year. The Fund also reimburses BNY for certain out-of-pocket expenses.

In view of the foregoing, references to MUFG as administrator and fund accounting agent to the Fund are hereby replaced with BNY as the context requires.

Please Retain This Supplement for Future Reference

SUPP-SAI-GOFx1225